Exhibit 3.20
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENERAL BINDING CORPORATION
     FIRST: The name of the Corporation is General Binding Corporation.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of Common Stock that the Corporation shall have the authority to issue is 1,000 and the par value of each of such shares is $.0125.
     FIFTH: The Board of Directors is authorized to adopt, amend or repeal the By-laws of the Corporation.
     SIXTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the shares entitled to vote at an election of directors.
     SEVENTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws, or, if not so designated or provided, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by ballot unless and to the extent that the By-laws so provide.
     EIGHTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.
     NINTH: No director of the Corporation shall be liable for monetary damages resulting from a breach of his or her fiduciary duty as a director, except to the extent required by law as in effect at the time the claim of liability is asserted.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:33 PM 02/01/2007
FILED 01:14 PM 02/01/2007
SRV 070113483 — 0638109 FILE
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENERAL BINDING CORPORATION
     The undersigned, being an authorized officer of General Binding Corporation, a Delaware corporation, DOES HEREBY CERTIFY THAT:
     FIRST: The name of the corporation is General Binding Corporation.
     SECOND: That Article “FOURTH” of the Amended and Restated Certificate of Incorporation is hereby amended by deleting such Article in its entirety and replacing it with the following new Article “FOURTH”:
FOURTH: The total number of shares of Common Stock that the Corporation shall have the authority to issue is 2,000 and the par value of each of such shares is $.0125.
     THIRD: The amendment to the Amended and Restated Certificate of Incorporation specified in Article “Second” hereof has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 31st day of January, 2007.

General Binding Corporation
By:	/s/ Steve Rubin
	Name:	Steve Rubin
	Title:	Vice President & Secretary